                                                                       EXHIBIT 3


                       RIGHT OF FIRST REFUSAL AGREEMENT

     This Right of First Refusal Agreement (the "Agreement") is made and entered
                                                 ---------
into as of this 30th day of March, 2001, by and among the Investors listed on Schedule A hereto (each, an "Investor" and collectively, the "Investors"), SCP
----------                   --------                         ---------
Private Equity Partners II, L.P., a Delaware limited partnership ("SCP"), and
                                                                   ---
USDATA Corporation, a Delaware corporation (the "Corporation").
                                                 -----------

                                   Recitals

     WHEREAS, SCP has agreed to purchase from USDATA Corporation (the "Company"), and the Company has agreed to issue and sell to SCP, shares of the
 -------
Company's Series C-1 Preferred Stock , $0.01 per share ("Series C-1 Stock"), and
                                                         ----------------
to issue to SCP a warrant to purchase shares of the Company's Series C-2 Preferred Stock, $0.01 per share ("Series C-2 Stock"), pursuant to that certain
                                   ----------------
Series C Preferred Stock Purchase Agreement, dated as of even date herewith (the "Purchase Agreement"), by and between the Company and SCP;
 ------------------

     WHEREAS, each of the Investors is a holder of shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), Series A Preferred
                                          ------------
Stock, par value $0.01 per share ("Series A Stock"), and/or Series B Preferred
                                   --------------
Stock, par value $0.01 per share ("Series B Stock") (The Common Stock, the
                                   --------------
Series A Stock, and the Series B Stock are sometimes hereinafter referred to as the "Capital Stock.");
     -------------

     WHEREAS, in order to induce SCP to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, the Investors have agreed to grant SCP a right of first refusal with respect to transfers of their Capital Stock;

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.   Definitions.

     1.1 "Investor Stock" shall mean the shares of the Company's Common Stock or Preferred Stock now owned or subsequently acquired by the Investors.

     1.2 "Preferred Stock" shall mean shares of the Series A Stock, the Series B Stock, the Series C-1 Stock and Series C-2 Stock.

     1.3 "Transfer" shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Investor Stock.
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2.   Transfers.

     2.1 Prohibition on Transfers. Except as otherwise permitted herein, no Investor shall Transfer any Investor Stock unless such Investor has complied with all of the terms of this Agreement. Any purported Transfer in violation of this Agreement shall be void and ineffective and shall not operate to transfer any interest or title to the purported transferee. Notwithstanding the foregoing, the prohibition on Transfer shall not apply to (a) any existing pledge or hypothecation of any Investor Stock, (b) any future pledge or hypothecation by an Investor of its Investor Stock if, in the case of such future pledge or hypothecation, the proposed pledgee or beneficiary of the hypothecation agrees in writing to be bound by the terms of this Agreement, or
(c) one or more sales pursuant to Rule 144 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, if the number of shares sold during any three-month period is not greater than one percent of the outstanding shares of the Company's Common Stock at the commencement of such three-month period.

     2.2 Notice of Transfer. If an Investor proposes to Transfer any shares of Investor Stock pursuant to a bona fide offer, then the Investor shall promptly give written notice (the "Notice") to SCP at least fifteen (15) days prior to
                          ------
the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Investor Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee, and shall include a copy of the bona fide offer.

     2.3 Right of First Refusal. SCP shall have the right, exercisable upon written notice to the Investor (the "Exercise Notice") within five (5) days
                                     ---------------
after the receipt of the Notice, to purchase the Investor Stock subject to the Notice and on the same terms and conditions as set forth therein. SCP shall effect the purchase of the Investor Stock, including payment of the purchase price, not more than ten (10) days after delivery of the Exercise Notice, and at such time the Investor shall deliver to SCP the certificate(s) representing the Investor Stock to be purchased by SCP, each certificate to be properly endorsed for transfer. In the event that SCP shall not elect to exercise its right of first refusal with respect to all of the offered Investor Stock, the Investor shall be permitted to Transfer the Investor Stock to the bona fide transferee on terms no less favorable to the Investor than the terms provided for in the bona fide offer. In the event that such Transfer to the bona fide transferee shall not be effectuated within sixty (60) days after delivery of the Notice to SCP, any proposed Transfer thereafter by the Investor shall become subject to the terms of this Agreement.

3.   Legend.

     3.1 Each certificate representing shares of Investor Stock now or hereafter owned by the Investors shall be endorsed with the following legend:

          "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL BY AND BETWEEN THE STOCKHOLDER, THE

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          COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH
          AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

     3.2 The Investors agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 3.1 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

4.   Miscellaneous.

     4.1 Conditions to Exercise of Rights. Exercise of SCP's rights under this Agreement shall be subject to and conditioned upon, and the Investors and the Company shall use their best efforts to assist SCP in, compliance with applicable laws.

     4.2 Governing Law. The construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     4.3 Successors in Interest. The provisions of this Agreement shall be binding upon the successors in interest to any of the shares of the Investor Stock subject to this Agreement. The Company shall not permit the transfer of any shares of Investor Stock on its books or issue a new certificate representing any shares of Investor Stock unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were an Investor.

     4.4 Assignability. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

     4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight courier (with confirmation of receipt) or sent via facsimile (with confirmation of receipt) (i) if to the Company, at USDATA Corporation, 2435 North Central Expressway, Richardson, Texas 75080 (fax: (972) 669-9557),
Attention: General Counsel, (ii) if to an Investor, at the address beneath such Investor's name on Schedule A attached hereto, and (iii) if to SCP, at Building 300, 435 Devon Park Drive, Wayne, Pennsylvania 19087, Attention: General Counsel (fax: (610) 293-0601). Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

     4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     4.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     4.8 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     4.9 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

     4.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

The foregoing Right of First Refusal Agreement is hereby executed as of the date first above written.



                                SAFEGUARD DELAWARE, INC.


                                By:  /s/ N. Jeffrey Klauder
                                     ---------------------------
                                Name:    N. Jeffrey Klauder
                                     ---------------------------
                                Title:   Vice President
                                      --------------------------


                                SAFEGUARD 2000 CAPITAL, L.P.

                                By:  Safeguard Delaware, Inc.,
                                     its General Partner


                                By:  /s/ N. Jeffrey Klauder
                                     ---------------------------
                                Name:    N. Jeffrey Klauder
                                     ---------------------------
                                Title:   Vice President
                                      --------------------------


                                SCP PRIVATE EQUITY PARTNERS II, L.P.

                                By: SCP Private Equity II General Partner, L.P.,
                                    its General Partner


                                By: SCP Private Equity II LLC,
                                    its Manager


                                By:  /s/ Winston Churchill
                                    ----------------------------
                                Name:    Winston Churchill
                                     ---------------------------
                                Title:   Manager
                                       -------------------------


                                USDATA CORPORATION


                                By:  /s/ Robert Merry
                                     ---------------------------
                                     Robert Merry
                                     Chief Executive Officer

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                                  SCHEDULE A

                                   Investors
                                   ---------

Safeguard Delaware, Inc.
c/o Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania  19087
Fax: (610) 293-0601
ATTN:  Chief Financial Officer

Safeguard 2000 Capital, L.P.,
c/o Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, Pennsylvania  19087
Fax: (610) 293-0601
ATTN: Chief Financial Officer

                                      A-1